We consent to the incorporation by reference in the Registration Statements on Form S-8, File No. 33-89788, of our report dated January 23, 1997 contained in the 1996 Annual Report to Shareholders of Logansport Financial Corp., which is incorporated by reference in this Form 10-K.

/s/ Geo. S. Olive & Co. LLC
Indianapolis, Indiana
March 21, 1997